                                Exhibit 5.1
June 28, 2021
Oasis Midstream Partners LP
1001 Fannin Street, Suite 1500
Houston, Texas 77002

Ladies and Gentlemen:
We have acted as counsel for Oasis Midstream Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of 3,623,188 common units representing limited partner interests in the Partnership (the “Firm Units”), pursuant to an Underwriting Agreement dated June 24, 2021 (the “Underwriting Agreement”), among the Partnership, OMP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Morgan Stanley & Co. LLC, as sole underwriter (the “Underwriter”). The Partnership has also granted the Underwriter an option to purchase an additional 543,478 common units representing limited partner interests in the Partnership on the terms specified in the Underwriting Agreement (the “Option Units” and, together with the Firm Units, the “Units”).
The Units have been offered for sale pursuant to a prospectus supplement, dated June 24, 2021, and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b), to the prospectus (as amended and supplemented by the prospectus supplement, the “Prospectus”) that constitutes a part of the Partnership’s Registration Statement on Form S-3 (Registration No. 333-227647), filed with the Commission on October 1, 2018 (the “Registration Statement”), which Registration Statement was declared effective by the Commission on October 26, 2018.
In rendering the opinions set forth below, we have examined (i) the Registration Statement, including the Prospectus, (ii) the Underwriting Agreement, (iii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 30, 2021 (the “Partnership Agreement”), (iv) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended (the “Partnership Certificate”), (v) certain resolutions adopted by the Board of Directors of the General Partner relating to the purchase and sale of the Units and related matters, (vi) certain resolutions adopted by the Pricing Committee of the Board of Directors of the General Partner and (vii) such other certificates and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.
As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership and the General Partner.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

June 28, 2021 Page 2

In connection with rendering the opinions set forth below, we have assumed that:
(i) all information contained in all documents reviewed by us is true and correct;
(ii) all signatures on all documents examined by us are genuine;
(iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents;
(iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;
(v) all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; and
(vi) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriter and constitutes a legal, valid and binding obligation of the Underwriter, and that the Underwriter has the requisite organizational and legal power and authority to perform its obligations under the Underwriting Agreement.
Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Units have been duly authorized and, when issued and paid for by the Underwriter as contemplated by the Underwriting Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and as described in the Prospectus).
The opinions expressed herein are qualified in the following respects:
(i) This opinion is limited in all respects to the DRULPA and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
(ii) We express no opinion as to any matters other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our

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Firm under the heading “Legal Matters” in the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,

                            /s/ Vinson & Elkins L.L.P.

                            Vinson & Elkins L.L.P.